Exhibit 10.10
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into effective as of May 31, 2005, (the “Effective Date”) by and between CIRCUIT RESEARCH LABS, INC., an Arizona corporation (the “Company”), and ROBERT A. ORBAN (“Orban”).
R E C I T A L S
     A. Orban is employed by the Company pursuant to an Employment Agreement dated May 31, 2000 (the “Expired Employment Agreement”), which will expire on the Effective Date of this Agreement.
     B. The Company desires to retain the services of Orban, on its own behalf and on behalf of all existing and future corporations or other business entities that directly or indirectly control, are controlled by, or are under common control with the Company (“Affiliated Companies”), and Orban desires to render such services, under the terms and conditions set forth herein.
     Accordingly, the parties agree as follows as of the Effective Date:
     1. Employment.
          (a) The Company hereby employs Orban as an employee of the Company to render services to the Company in the position and with the duties and responsibilities described in Section 2 hereof for the period (the “Period of Employment”) commencing on the date of this Agreement and ending on the date this Agreement is terminated in accordance with the terms hereof (the “Termination Date”). The Expired Employment Agreement will not be renewed upon expiration and has no further force and effect, being completely replaced and superceded by this Agreement.
          (b) Retirement. Orban may retire at any time on 60 days notice to the Company. If Orban elects retirement, the Company will pay to Orban the compensation, including without limitation any accrued bonus amount, to which he would have been entitled pursuant to Section 3 hereof, as accrued through the date of his retirement, and any previously unreimbursed expenses (subject to presentation by Orban of such supporting documentation as he may have with respect thereto). Following the date of retirement, Orban shall remain available for consultation with the Company at reasonable times and places from time to time as requested by the Company, but need not be available on a full time basis.
     2. Position, Duties, Reporting; Location; Other Activities.
          (a) Position, Duties, Reporting. Orban will be employed by the Company as Chief Engineer, Orban Division (or in such other position(s) as the Company will designate to him in writing). Orban will devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such other services to the Company, and/or to one or more services to any Affiliated Companies, as may be reasonably requested by the Company. The Company will retain full direction and control of the means and methods by which Orban performs such services and, subject to the provisions of Section 2(b) hereof, as to the place(s) at which such services are to be rendered. Orban will report to
Robert Orban Employment Agreement

the President of the Company, or to such other person as the Company may direct, provided that if such person is not an executive officer (Vice President or above) of the Company, Orban will not be required to report to such person unless Orban has so agreed in writing, which agreement he will not unreasonably withhold.
          (b) Location. The office of the Company to which Orban will report will be located not more than thirty-five (35) miles from Orban’s residence in Belmont, California, except that the Company may direct Orban to perform his duties while physically located at his residence if the Company does not maintain an office within thirty-five (35) miles from such residence location. If the Company does maintain an office in the San Francisco Bay area, it may, subject to such 35-mile maximum limitation, require Orban to be physically present at such office no more than three (3) days per week, with the remainder of his duties to be performed at his residence.
          (c) Other Activities. Without the prior written consent of the Company, which will not be unreasonably withheld, during the Period of Employment (including the time following Orban’s retirement pursuant to Section 1(b), so long as the retirement benefit provided for in Section 3(a) is paid) Orban will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) other than passive investment activity, and reasonable and incidental commercial activity (including such activities as are permitted by Section 3(f) hereof) that are not in derogation or violation of any of his obligations hereunder; provided, however, that “passive investment activity,” as used herein, will not include investment in any company engaged in any business activity that is in the reasonable and good faith judgment of the Board of Directors of the Company, after reasonable consultation with Orban, competitive with the business engaged in by the Company, which business is described on Exhibit A attached hereto, which Exhibit is incorporated herein by reference, and provided that Orban may purchase up to five percent (5%) of the stock of any company whose shares are traded on a national securities exchange or trading system.
     3. Salary; Bonus; Benefits; Expenses; Parking; Personal Purchases Of Company Products; Personal Use Of Company Equipment; Profit-Sharing; Certain Assets.
          (a) Salary and Bonus. In consideration of the services rendered hereunder by Orban, including, without limitation, services to any Affiliated Company, Orban will be paid by the Company an annual gross salary of $300,000.00 (the “Base Salary”), less any deductions and withholding required by law, payable in equal monthly installments at the time and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement as to payment of payroll for its officers. After the date of Orban’s retirement, as defined in Section 1(b), Orban shall be paid a retirement benefit of $150,000.00 per year, but shall not be entitled to any other benefits set forth in this Section 3 except as set forth herein or allowed from time to time by the Board of Directors of the Company.
          (b) Bonus. In consideration of the amount of base salary set forth herein, Orban agrees that he is and will not be eligible for any bonus or increase in salary during the term hereof.
Robert Orban Employment Agreement

          (c) Benefits. The Company will provide Orban (and to his family, if and when family coverage is provided by the Company generally to employees of the Company’s Orban Division, which coverage the Company will not withhold if it is providing such coverage to any other division of the Company and/or to persons having a position and/or responsibilities within the Company commensurate with those of Orban hereunder), with benefits from all present and future life, accident and medical benefits made available generally to similarly situated management-level employees of the Company. The amount and extent of benefits to which Orban is entitled will be governed by the specific benefit plans, as they may be amended from time to time. Orban will be entitled to (i) three (3) weeks of paid vacation per year (exclusive of Company holidays) which will be taken with the prior approval of the person within the Company to whom Orban reports, which approval will not be unreasonably or untimely withheld, and (ii) such long-term disability insurance coverage as is provided to executive level (Vice President or higher) personnel of the Company. Other than the compensation, benefits and vacation leave specified in this Section 3, Orban will not be entitled to any direct or indirect compensation for services performed hereunder.
          (d) Expenses; Flight Class. The Company will reimburse Orban for reasonable business travel and other business expenses incurred by Orban in the performance of his duties hereunder; provided, however, that (i) all such expenses will be subject to Company policies as promulgated to be generally applicable from time to time, and that expenses exceeding $1,000.00 will be approved beforehand by the Company, and (ii) Orban will be entitled to travel business class (or first class, if business class is not available) on any domestic airline flight and first class on international flights.
          (e) Parking. For so long as Orban is employed hereunder, and has use for a parking space, the Company will provide him with a private, designated parking place (on-site so long as it is practicable and lawful; or a reasonably convenient place if an on-site parking place is not practicable or lawful).
          (f) Personal Purchases of Company’s Products. Orban may purchase reasonable quantities of products of the Company at dealer cost (or best employee cost, whichever is lower) while he is employed hereunder and for two (2) years thereafter, provided that such purchases will be for Orban’s personal use (only as permitted by Section 2(b) hereof and not for resale) and only to the extent that any such sale to Orban does not violate any contractual obligation of the Company to a third party.
          (g) Personal Use of Company Equipment. The Company acknowledges and agrees that, subject to his obligations hereunder, Orban may engage in certain activities with Company equipment either on or off the premises of the Company that may not relate to the business of the Company. Any work done by Orban during the Period of Employment entirely on his own time but using reasonable kinds and quantities of the Company’s equipment, supplies or facilities, whether at his residence or on the premises of the Company, that is not in violation of his obligations under this Agreement, and the results of any such work, to the extent that they are not Invention Ideas, as described in Section 7 hereof, will belong to Orban; provided, however, that the provisions of this Section 3(g) will in no way affect the provisions of Section 7 hereof as to all other work by Orban. Orban hereby waives irrevocably any right to indemnity or reimbursement from the Company for any injury, whether physical or economic,
Robert Orban Employment Agreement

suffered by Orban in the course of his work described in this Section 3(g), wherever or by whomever performed, and from the use by Orban of any of the intellectual property licensed to him by the Company under Section 5(c) hereof. Orban will indemnify the Company for any loss, cost or expenses to the Company from claims arising out of such work or use.
          (h) Accrued Bonus on Effective Date. Orban and the Company agree that as of the Effective Date, the Company will owe Orban approximately $258,000.00 for accrued but unpaid bonuses under the Expired Employment Agreement. In consideration of the Company executing this Agreement, Orban agrees to accept $158,000 as payment in full of all accrued and unpaid bonuses due to him as of May 31, 2005 and the Company agrees to pay that amount to Orban in installments of $5,000 plus interest at a rate of eight percent per annum until paid in full. These payments will be made at the same time as normal salary payments to Orban and will be subject to normal withholding and taxes as part of Orban’s compensation. This obligation is payable whether or not Orban remains employed by the Company and whether Orban is terminated for any reason. Any unpaid amounts due under this Section 3 (h) at the time of the death of Orban shall be payable to his estate. If the Company fails to pay three or more installments of accrued bonuses in a timely manner in accordance with the provisions set forth herein, the restrictions of Section 2(c) (non-compete) shall cease to apply.
          (i) Benefits After Retirement Date. Following Orban’s retirement, as defined in Section 1(b), if Orban so elects, Orban shall continue to be covered under the Company’s Medical and Dental Plans to the same extent and at the same cost as all other executive employees; however, Orban shall reimburse the Company for its actual expenses incurred in providing such coverage for Orban.
     4. Termination of Employment.
          (a) By Death. The Period of Employment will terminate automatically upon the death of Orban. The Company will pay to Orban’s beneficiaries or estate, as appropriate, the compensation, including without limitation any accrued bonus amount, to which he would have been entitled pursuant to Section 3 hereof, as accrued through the end of the month after the month in which his death occurs, and any previously unreimbursed expenses (subject to presentation by his survivors or agents of such supporting documentation as they may have with respect thereto). After such payments, the Company’s obligations hereunder will terminate. Nothing in this Section 4(a) will affect, or be set off by, any entitlement of Orban’s heirs to the benefits of any life insurance plan to which he may be entitled as a Company benefit. Neither Orban’s heirs or estate shall have any claim to the proceeds of any life insurance on his life purchased and paid for by the Company in which the Company is the named beneficiary.
          (b) By Disability. If Orban is prevented from properly performing his duties hereunder at the office of the Company by reason of any physical or mental incapacity for a period of more than sixty (60) days in the aggregate in any twelve (12) month period or sixty (60) consecutive days, or if a physician selected by Company will determine that Orban may be expected to be prevented from properly performing his duties hereunder at the office of the Company by reason of any physical or mental incapacity for a period of more than sixty (60)
Robert Orban Employment Agreement

days in the aggregate in any twelve-month period or sixty (60) consecutive days, then, to the extent permitted by law, the Company may terminate the Period of Employment, and the compensation to which Orban is entitled pursuant to Section 3(a) hereof will be paid up through the last day of the month in which the 60th day of incapacity occurs or would occur or in such later month in which the Company terminates him, and thereafter the Company’s obligations hereunder will terminate. Upon the recurrence of a disability within twelve (12) months following a return to employment after a period of disability, such recurrence will be deemed to be a continuation of the original disability for purposes of determining whether the disability has prevented, or may be expected to prevent, Orban from properly performing his duties hereunder for a period of sixty (60) days in the aggregate. Nothing in this Section will affect Orban’s rights under any disability insurance plan in which he is a participant.
          (c) By Company For Cause. For purposes of this Section 4(c), any determination of Cause made by the Company will mean that such determination will have been made by the President of the Company and at least one other officer of the Company with a rank of Vice President or above who will have, after discussing the matter, determined unanimously that such termination will be for cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) upon ten (10) days’ advance written notice to Orban following any failure by him to correct the Cause within the opportunity to cure period described below. The Company will pay Orban the compensation to which he is entitled pursuant to Section 3(a) through the end of the day which is the Termination Date and thereafter the Company’s obligations hereunder will terminate. Termination will be for Cause if: (i) because of any act or failure to act by Orban which, in the sole, good faith opinion of the Company, is in bad faith and to the detriment of the Company or any Affiliated Company; (ii) Orban exhibits, in the sole, good faith opinion of the Company, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence in the performance of services for the benefit of the Company or any Affiliated Company; or (iii) because Orban, in the sole, good faith opinion of the Company, breaches any of the covenants contained in Sections 5, 6 or 7 of this Agreement. If the Company will propose to discharge Orban for Cause, it will afford him written notice of the proposed action specifying in reasonable detail the basis for such proposed action and allowing him thirty (30) days to correct the identified Cause. Orban will be provided with only one such opportunity to cure identified causes for termination in any six (6) month period.
          (d) [Intentionally Deleted].
          (e) Other Causes for Termination. If the Company becomes a debtor in bankruptcy proceedings, Orban may terminate this Agreement effective as of the date of institution of the bankruptcy proceedings. In such event, the obligation of the Company to pay Orban shall cease as of that date and the restrictions of Section 2(c) (non-compete) shall cease to apply. If Orban does not terminate this Agreement within one week of the date of institution of the bankruptcy proceedings, this Agreement shall remain in full force and effect and all provisions herein shall continue to be effective. Orban may also terminate this Agreement if the Company fails to pay three or more installments of Salary in a timely manner in accordance with the provisions of Section 3(a), in which case the obligation of the Company to pay Orban
Robert Orban Employment Agreement

shall cease as of that date and the restrictions of Section 2(c) (non-compete) shall cease to apply.
          (f) Termination Obligations.
               (i) By The Company. Except as provided in Sections 4(a), (b), (c) or (d) hereof, upon termination the Company will pay Orban the compensation to which he is entitled under Section 3(a) hereof through the Termination Date, and any accrued bonus due pursuant to Section 3(h), and thereafter the Company’s obligations hereunder will end other than with respect to the payment by the Company to Orban thereafter of reimbursed expenses for which he submits to the Company, within ninety (90) days after the Termination Date, commercially customary supporting documentation therefor.
               (ii) By Orban. All personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, sketches, schematics, flowsheets, flow diagrams, magnetic media such as audio tapes, computer tapes and diskettes, optical media such as compact disks, micromedia such as microfilm and microfiche, and other documents, or materials, or copies thereof, Proprietary Information (as defined in Section 5 hereof), and equipment furnished to or prepared by Orban in the course of or incident to his Employment hereunder, including without limitation records and any other materials pertaining to Invention Ideas (as defined in Section 5 hereof), belong to the Company and will be promptly returned to the Company by Orban upon termination, for any reason, of the Period of Employment. Following any such termination, Orban will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea.
               (iii) Automatic Resignation. Upon termination of the Period of Employment for any reason, Orban will be deemed to have resigned automatically, as of the date of such termination, from all offices and Director positions then held by him with the Company and/or with any Affiliated Company.
               (iv) Certain Uses Of Orban Name. Other than his rendering of services as set forth in Section 2(a), during and after the Period of Employment, Orban will not commence, engage in, or otherwise participate in, any business or other enterprise in the field of audio sound equipment, broadcast industry equipment, computers or electronic equipment, which enterprise has a name or designation including “Orban”, “RAO”, or any name similar to or likely to cause confusion with “Orban” or “RAO”, nor will Orban give his consent to any third party to conduct any such enterprise under such names or designations.
               (v) Survival. The representations and warranties contained herein and Orban’s obligations under Sections 5, 6, and 8 hereof will survive termination of the Period of Employment and the expiration of this Agreement.
               (vi) Certain Purchases By Orban. Upon termination of the Period of Employment for any reason, Orban will be entitled to purchase from the Company the electronic, sound engineering and recording equipment of the Company located at Orban’s residence at its then fair-market value (as determined by the parties; or, if they cannot agree, by
Robert Orban Employment Agreement

an independent appraiser selected jointly by the parties, such appraiser’s fees being paid fifty percent (50%) by each party).
     5. Proprietary Information.
          (a) Definition. “Proprietary Information” means all information and ideas in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to their respective clients, consultants, or business associates (including, without limitation, customer lists and sales information), unless: (i) the information is or becomes publicly known through lawful means; or (ii) the information is disclosed to Orban without confidential or proprietary restriction by a third party who rightfully possesses the information without confidential or proprietary restriction and did not learn of it, directly or indirectly, from the Company.
          (b) General Restrictions on Use. Orban will hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and will not, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises (including his residence) any Proprietary Information (or remove from any such premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Orban’s responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Company.
          (c) License. The Company hereby grants to Orban a non-exclusive, fully-paid nonassignable worldwide license to use intellectual property such as accounting, managerial and troubleshooting software programs and general purpose mathematical, circuit designs, and analysis software programs owned by it; provided, however, that the term “intellectual property,” as used herein, will not include Proprietary Information or any information the licensing of which would violate any agreement between the Company and a third party, or any other legal obligation of the Company to any third party; provided further that such intellectual property will not be used in derogation or violation of Orban’s obligations hereunder; and provided further that this license shall expire if Orban is terminated for cause pursuant to section 4(c) or if Orban violates the provisions of section 2(c) after retirement.
     6. Inventions Ideas.
          (a) Defined; Statutory Notice. For purposes hereof, “Invention Idea” means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulae, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Orban alone or with others, which relate to or are connected with the Business or the products developed or manufactured by Seller or by the Company, except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, and the like, such Section 2870(a) providing as follows:
“Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own
Robert Orban Employment Agreement

time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2) Result from any work performed by the employee for the employer.”
Orban hereby acknowledges that, to the extent such Section 2870 may be deemed applicable to this Agreement, he understands the foregoing limitations created by such Section 2870. The Company acknowledges that it does not have rights to inventions which do not relate to the Business, or to the products developed by or manufactured by Seller or the Company, whether or not equipment and supplies of the Company were used, so long as such inventions were developed solely on Orban’s own time.
          (b) Disclosure. Orban will maintain adequate and current written records as to the development of all Invention Ideas and will disclose promptly to the Company all Invention Ideas and records relevant thereto, which records will remain the sole property of the Company.
          (c) Assignment. Orban will assign to the Company, without further consideration, his entire right, title, and interest, throughout the United States and in all foreign countries, free and clear of all liens and encumbrances, in and to each Invention Idea, which will be the sole property of the Company, whether or not patentable. In the event any Invention Idea is deemed by the Company to be patentable or otherwise registrable, Orban will assist the Company, at the Company’s expense, in obtaining letters patent or other applicable registrations thereon and will execute all documents, including, without limitation, all applications, continuations, continuations-in-part, and divisionals, domestic and foreign, and do all other things, including testifying at the Company’s expense, necessary or proper to obtain letters patent or other applicable registrations thereon and to vest in the Company, or any Affiliated Company specified by the Company, full title thereto. If the Company is unable to secure Orban’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Orban’s mental or physical incapacity or any other cause, Orban hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Orban’s agent and attorney in fact, to act for and in Orban’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the preparation, prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Orban.
          (d) Exclusions. Orban acknowledges that there is no Invention Idea that he desires to or does exclude from the operation of this Agreement except those listed in Exhibit B hereto, which Exhibit is incorporated herein by reference. To the best of Orban’s knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign the
Robert Orban Employment Agreement

Intellectual Property that is now in existence or contemplated between Orban and any other person or entity.
     7. Life Insurance. The Company may purchase and own life insurance insuring the life of Orban in which the Company is named beneficiary. Orban agrees to comply with all reasonable requests of the Company to enable the Company to maintain the insurance at the lowest possible premiums. Orban shall have no rights or interest in the cash value, if any, or proceeds of any such insurance.
     8. Assignment; Successors and Assigns. Orban will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, nor voluntarily subject to encumbrance or the claims of creditors, any rights or obligations of Orban under this Agreement. Any purported such assignment, transfer, or delegation will be null and void. Nothing in this Agreement will prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company, provided that any such successor will assume all of the Company’s obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, and Orban’s heirs, executors, administrators and legal representatives, and will not benefit any person or entity.
     9. Notices. All notices or other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, using a depository maintained by the United States Postal Service, or by Federal Express, and addressed to the Company, or by facsimile with confirmed answerback, in each case as follows:
Circuit Research Labs, Inc.
1302 West Drivers Way
Tempe, Arizona 85284
Attention: Jay Brentlinger, President
      Facsimile: 480.785.1031
or to Orban at:
Robert A. Orban
2413 Lincoln Avenue
Belmont, California 94002
      Facsimile: 650-595-4551
Notice of change of address will be effective only when delivered in accordance with this Section.
     10. Entire Agreement. The terms of this Agreement are the final expression of the agreement of the parties as to the specific subject matter hereof, superceding in their entirety
Robert Orban Employment Agreement

all other prior written or other agreements or understandings with respect thereto, and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever relating to this Agreement may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.
     11. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Orban and by another authorized officer of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.
     12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, will be held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, it will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.
     13. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement will be governed by and construed in accordance with the law of the State of California; provided, however, that if any action relating to Section 6 or 7 hereof is commenced in any jurisdiction other than California, the law of that jurisdiction will govern to the extent it is more favorable to the Company than the law of California.
     14. Acknowledgment. Orban acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
     15. Remedies. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 5, 6 or 8 hereof, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company will be entitled to injunctive relief, including, without limitation, relief in the nature of a temporary restraining order, against Orban in the event of any breach or threatened breach of any such provisions by Orban, in addition to any other relief, including damages, available to the Company under this Agreement or under law.
CIRCUIT RESEARCH LABS, INC.
Robert Orban Employment Agreement

By		ROBERT A. ORBAN, individually

C. Jayson Brentlinger, President
Robert Orban Employment Agreement

EXHIBIT A
DEFINITION OF BUSINESS
The business of Seller was, and that of the Company is, the invention, conception, design, manufacture and sale of electronic audio processing equipment, and service of its products.
The customers of Seller were, and those of the Company are, professional individuals and professional organizations, including profit, non-profit or governmental organizations, who use Orban products for other than their own end-user personal use. Orban products are not intended for, or expected to be sold to, ordinary consumers for hobby uses, personal entertainment, or any use in household environs.
Typical customers of Seller included, and of the Company include, but are not limited to:

Recording Studios	Federal, State & Local Governments
TV and Radio Stations	Colleges & Universities
Halls, Arenas and Theatres except Cinemas	Professional Electronic Music Studios
Traveling Music Groups	Dance Clubs
Webcasters	Motion Picture Studios
Sound Contractors
The products of Orban are units that may be used individually or in combination with each other. Any unit may perform one or more of the following primary operations on any audio signal.

Reverberation
Equalization
Leveling
Compression
Limiting
Clipping
Loudness Control
Synthesis of pseudo-stereo from mono
Enhancement of the apparent width of a stereo signal
Harmonic Generation
Distortion Generation
Generation of a modulated subchannel for imposition on a carrier (such as the multiplex stereo subchannel used in FM and TV, or the TV auxiliary “SAP”
channel).
Robert Orban Employment Agreement

EXHIBIT B
CERTAIN EXCLUSIONS
Musical composition
Creative writing
Audio, video, and musical recording and production
Photography
[R.O. note: These are all potentially subject to copyright]